RELEASE OF GUARANTY
                               (Apple Group Loans)

         Reference is made to the Amended, Restated And Consolidated Loan And Security Agreement ("Loan Agreement") dated March 24, 1999, by and among CONGRESS FINANCIAL CORPORATION (CENTRAL) ("Congress"), as a Lender, with an office at 150 South Wacker Drive, Suite 2200, Chicago, Illinois 60606. FINOVA CAPITAL CORPORATION ("FINOVA"), as a Lender, with an office at 311 South Wacker Drive, Suite 4100, Chicago, Illinois 60606, LASALLE NATIONAL BANK, a national banking association (in its individual capacity, "LaSalle"), 135 South LaSalle Street, Chicago, Illinois 60603-4 105, for itself, and as Agent for all Lenders that are parties to the Loan Agreement, as the same has been amended from time to time, (including amendments contemporaneous with the execution of this Release of Guaranty), pursuant to which the Lenders granted credit and made loans to APPLE SPORTS, INC. ("Apple"), One Roebling Court, Ronkonkoma, New York 11779, APPLE GOLF SHOES, INC. ("Golf'), One Roebling Court, Ronkonkoma, New York 11779, and DORSON SPORTS, INC. ("Dorson"), One Roebling Court, Ronkonkoma, New York 11779. Apple, Golf and Dorson are sometimes referred to herein individually as a "Borrower" and collectively as "Borrowers".

         Pursuant to the Loan Agreement, EMPIRE INDUSTRIES, INC., a North Carolina corporation ("Guarantor"), then an affiliate of Borrowers, executed and delivered to the Lenders, a Guaranty of the indebtedness of the Borrowers pursuant to the Loan Agreement dated March 24, 1999 (the "Guaranty").

         In conjunction with the sale of the capital stock and certain Assets of Apple, Golf and Dorson by Empire Industries, Inc. to Apple Sports Acquisition, Inc. Dorson Sports Acquisition, Inc. and Apple Shoes Acquisition, Inc., as authorized by the Order of the United States Bankruptcy Court for the Southern District of Florida, in Case Numbers 00-35 179 and 00-35 180 - BKC-PGH dated January 17, 2001 and the restructuring of the loans pursuant to the Loan Agreement, LaSalle as Agent for itself, CONGRESS, and FINOVA and any and all Lenders, hereby releases and discharges Guarantors (i) from any and all liability or responsibility under the Guaranty and (ii) from any and all other liabilities of Guarantors to the Agent or any of the Lenders evidencing or securing any indebtedness of Borrower, and/or any of the respective affiliates (other than Guarantors); and the same are completely and finally, without recourse, discharged, satisfied and terminated and any Collateral securing such of the foregoing released obligations is hereby released; provided, however, that this Release of Guaranty has no effect whatsoever on the other obligations of Empire Industries, Inc., in favor of the Lenders, including under the Loan and Security Agreement dated May 26, 1996, by and between BTCC, as a lender, and as administrative agent ("Administrative Agent") for all "Lenders" (as hereinafter defined), with an office at 233 South Wacker Drive, Chicago, Illinois 60606, LASALLE NATIONAL BANK, a national banking association, as a lender and as collateral agent ("Collateral Agent") for all lenders, and EMPIRE, a North Carolina corporation ("Borrower") as the same has been amended from time to time (including amendments contemporaneous with the execution of this Release of Guaranty. LASALLE represents, pursuant to the Loan Agreement and related loan documents, that it is authorized to execute and deliver this Release of Guaranty on behalf of all Lenders under the Loan Agreement.

         IN WITNESS THEREOF, LaSalle has executed and delivered this Release of Guaranty on behalf of and as Agent for all Lenders.

LASALLE NATIONAL BANK, N.A.


By:      /s/ Robert Corsentino
        ------------------------
             Robert Corsentino
             Name

SVP
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Title